Exhibit 10.1
CERTAIN INFORMATION INDICATED BY [***] HAS BEEN OMITTED AS CONFIDENTIAL
AXOGEN, INC.
PERFORMANCE-BASED RESTRICTED STOCK UNITS NOTICE
UNDER THE AXOGEN, INC.
FOURTH AMENDED AND RESTATED 2019 LONG-TERM INCENTIVE PLAN

Name of Grantee:

This Notice evidences the award of performance-based restricted stock units (each, a “PSU,” and collectively, the “PSUs”) of Axogen, Inc., a Minnesota corporation (the “Company”), that have been granted to you pursuant to the Axogen, Inc. Fourth Amended and Restated 2019 Long-Term Incentive Plan (the “Plan”) and conditioned upon your agreement to the terms of the attached Restricted Stock Units Agreement (the “Agreement”). This Notice constitutes part of and is subject to the terms and provisions of the Agreement and the Plan, which are incorporated by reference herein. Each PSU is equivalent in value to one share of the Company’s Common Stock and represents the Company’s commitment to issue one share of the Company’s Common Stock at a future date, subject to the terms of the Agreement and the Plan. The PSUs are credited to a separate account maintained for you on the books and records of the Company (the "Account"). All amounts credited to the Account will continue for all purposes to be part of the general assets of the Company.
Grant Date:    March __, 2026
Performance Period:    Set forth on Exhibit A
Target Number of PSUs: ##,###
Vesting of PSUs: The Target Number of PSUs stated above reflects the target number of PSUs that may vest pursuant to this Notice and the Agreement. The number of PSUs ultimately paid out to you will range from 0% to 200% of the Target Number of PSUs as determined in accordance with the formulas and terms contained on Exhibit A to the Agreement with respect to certain goals defined therein (the “Performance Goals”).
Forfeiture Risk. All of the PSUs are nonvested and forfeitable as of the Grant Date. Upon the cessation of your Service (as defined in the Agreement) for any reason during the Performance Period, other than a Qualified Retirement that satisfies the requirements of Section 4 of the Agreement, any unvested PSUs shall automatically and immediately terminate and be forfeited for no consideration.
“Certification Date” means the date on which the Administrator certifies the extent to which the Performance Goals for the full Performance Period have been achieved. The Certification Date will be no earlier than January 1st and no later than March 1st of the calendar year following the end of the Performance Period.

Settlement Timing. Settlement of any PSUs that become vested pursuant to this Notice and the Agreement shall occur as soon as administratively practicable following the applicable vesting date and in all events no later than March 15 of the calendar year following the calendar year in which such PSUs vest, in a manner intended to qualify for the short-term deferral exception under Treasury Regulation §1.409A-1(b)(4).

Vesting Upon Termination of Service:
(i)Upon the termination of your Service during the Performance Period, for any reason other than due to a Qualified Retirement that satisfies the requirements of Section 4 of the Agreement, none of the PSUs will be eligible to vest.
(ii)Upon termination of your Service during the Performance Period due to a Qualified Retirement that satisfies the requirements of Section 4 of the Agreement, the PSUs will be subject to the terms of Section 4 of the Agreement.
Vesting Upon a Change in Control: Notwithstanding anything in this Notice, the Agreement or the Plan to the contrary, if you remain in continuous Service at the time of a Change in Control (as defined in the Plan), vesting of the PSUs shall be determined in accordance with the Change in Control provisions set forth in Exhibit A to the Agreement.

Axogen, Inc.	Date

I acknowledge that I have carefully read this Notice, the Agreement and the prospectus for the Plan. I agree to be bound by all of the provisions set forth in those documents. I also consent to electronic delivery of all notices or other information with respect to the PSUs or the Company.

Signature of Grantee	Date

AXOGEN, INC.
PERFORMANCE-BASED RESTRICTED STOCK UNITS AGREEMENT
UNDER THE
AXOGEN, INC.
FOURTH AMENDED AND RESTATED 2019 LONG-TERM INCENTIVE PLAN
1.Terminology. Unless otherwise provided in this Agreement, capitalized terms used herein are defined in the Glossary at the end of this Agreement.
2.Vesting. All of the PSUs are nonvested and forfeitable as of the Grant Date. The PSUs will become vested and nonforfeitable in accordance with the vesting terms and conditions set forth in the Notice. Except for the circumstances, if any, described in the Notice, or as otherwise provided in Section 4 below, none of the PSUs will become vested and nonforfeitable after your Service ceases. Unless forfeited earlier, any PSUs will be forfeited immediately upon the Certification Date to the extent that the Performance Goals have not been achieved.
3.Termination of Service. Except as otherwise provided in Section 4 below, or as otherwise provided in the Notice, if your Service with the Company ceases for any reason during the Performance Period, all PSUs that are not then vested and nonforfeitable will be forfeited to the Company immediately and automatically upon such cessation without payment of any consideration therefor and you will have no further right, title or interest in or to such PSUs or the underlying shares of Common Stock.
4.Qualified Retirement. If your title with the Company as of the Grant Date of the PSUs is Vice President or above, in the event your Service with the Company ceases by reason of a Qualified Retirement during the Performance Period, such Qualified Retirement occurs on a date that is at least six (6) months following the Grant Date, and you execute and do not revoke a separation and general release agreement in the form provided by the Company which becomes effective within sixty (60) days after such Qualified Retirement, (i) if you have at least ten (10) years of continuous Service but less than fifteen (15) years of continuous Service as of the date of your Qualified Retirement, then the Target Number of PSUs will continue to be eligible to become vested and nonforfeitable based on actual performance in accordance with the vesting provision set forth in the Notice; provided, that the Target Number of PSUs that are eligible to vest shall be pro-rated based on the number of days of your Service in the Performance Period, and (ii) if you have at least fifteen (15) years of continuous Service as of the date of your Qualified Retirement, then the full Target Number of PSUs will continue to be eligible to become vested and nonforfeitable based on actual performance in accordance with the vesting provision set forth in the Notice. Notwithstanding the foregoing, all eligibility for PSUs to become vested shall cease and such PSUs will be forfeited to the Company immediately and automatically upon your death or as provided in Section 12.
5.Restrictions on Transfer. To the extent permitted under Section 9(b) of the Plan, neither this Agreement nor any of the PSUs may be assigned, transferred, pledged, hypothecated or disposed of in any way, whether by operation of law or otherwise, and the PSUs shall not be subject to execution, attachment or similar process. All rights with respect to this Agreement and the PSUs shall be exercisable during your lifetime only by you or your guardian or legal representative. Notwithstanding the foregoing, the PSUs, to the extent outstanding, may be transferred upon your death by last will and testament or under the laws of descent and distribution.
6.Settlement of PSUs.
(a)Manner of Settlement. You are not required to make any monetary payment (other than applicable tax withholding, if required) as a condition to settlement of the PSUs. The Company will issue to you, in settlement of your PSUs and subject to the provisions of Section 7 below, the number of whole shares of Common Stock that equals the number of whole PSUs that become vested, and such vested PSUs will terminate and cease to be outstanding upon such issuance of the shares. Upon issuance of such shares, the Company will determine the form of delivery (e.g., a stock certificate or electronic entry evidencing such shares) and may deliver such shares on your behalf electronically to the Company’s designated stock plan administrator or such other broker-dealer as the Company may choose at its sole discretion, within reason.
(b)Timing of Settlement. Any vested PSUs will be settled by the Company, via the issuance of Common Stock as described herein, no later than ten (10) days following the Performance Determination (the “Issuance Date”). In no event will you be permitted, directly or indirectly, to designate the taxable year of payment. However, if an Issuance Date falls on a Saturday, Sunday or federal holiday, such Issuance Date shall instead fall on the next following day that the principal executive offices of the Company are open for business. Notwithstanding the foregoing, in the event that (i) you are subject to the Company’s policy permitting officers and directors to sell shares only during certain “window” periods, in effect from time to time or you are otherwise prohibited by the Company from selling shares of the Company’s Common Stock in the public market and any shares covered by your PSUs would be issued on a day (the “Original Distribution Date”) that does not occur during an open “window period” applicable to you, as determined by the Company in accordance with such policy, or does not occur on a date when you are otherwise permitted by the Company to sell shares of the Company’s Common Stock in the open market, and (ii) the Company elects not to satisfy its tax withholding obligations by withholding shares from your distribution, then, solely to the extent permitted by Section 409A (as defined below), such shares shall not be issued and delivered on such Original Distribution Date and shall instead be issued and delivered on the first business day of the next occurring open “window period” applicable to you pursuant to such policy (regardless of whether you are still providing continuous Service at such time) or the next business day when you are not prohibited by the Company from selling shares of the Company’s Common Stock in the open market, but in no event later than December 31st of the calendar year in which the Performance Determination occurs or if later and to the extent permitted by Section 409A, by the 15th day of the third calendar month following the Performance Determination. The “Performance Determination” is the earlier of the Certification Date or a Change in Control.
7.Tax Withholding. On or before the time you receive a distribution of the shares of Common Stock subject to any vested PSUs, or at any time thereafter as requested by the Company, you hereby authorize any required withholding from the Common Stock issuable to you and/or otherwise agree to make adequate provision in cash for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any Affiliate which arise in connection with your PSUs (the “Withholding Taxes”). Additionally, the Company may, in its sole discretion, satisfy all or any portion of the Withholding Taxes obligation relating to your PSUs by any of the following means or by a combination of such means: (i) withholding from any compensation otherwise payable to you by the Company; (ii) causing you to tender a cash payment; (iii) permitting you to enter into a “same day sale” commitment with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) whereby you irrevocably elect to sell a portion of the shares to be delivered under the Agreement to satisfy the Withholding Taxes and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the Withholding Taxes directly to the Company; or (iv) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to you in connection with the PSUs with a Fair Market Value (measured as of the date shares of Common Stock are issued to you pursuant to Section 6 of this Agreement) equal to the amount of such Withholding Taxes. Unless the tax withholding obligations of the Company and/or any Affiliate are satisfied, the Company shall have no obligation to deliver to you any Common Stock. In the event the Company’s obligation to withhold arises prior to the delivery to you of Common Stock or it is determined after the delivery of Common Stock to you that the amount of the Company’s withholding obligation was greater than the amount withheld by the Company, you agree to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.
8.Non-Guarantee of Employment or Service Relationship. Nothing in the Plan or this Agreement shall alter your at-will or other employment status or other service relationship with the

Company, nor be construed as a contract of employment or service relationship between the Company and you, or as a contractual right of you to continue in the employ of, or in a service relationship with, the Company for any period of time, or as a limitation of the right of the Company to discharge you at any time with or without cause or notice and whether or not such discharge results in the forfeiture of any nonvested and forfeitable PSUs or any other adverse effect on your interests under the Plan.
9.Rights as Stockholder. You shall not have any of the rights of a stockholder with respect to any shares of Common Stock that may be issued in settlement of the PSUs until such shares of Common Stock have been issued to you. No adjustment shall be made for dividends, distributions, or other rights for which the record date is prior to the date such shares are issued, except as provided in Section 10 of the Plan and Section 6 of this Agreement.
10.The Company’s Rights. The existence of the PSUs shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company's assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
11.Restrictions on Issuance of Shares. The issuance of shares of Common Stock upon settlement of the PSUs shall be subject to and in compliance with all applicable requirements of federal, state, or foreign law with respect to such securities. No shares of Common Stock may be issued hereunder if the issuance of such shares would constitute a violation of any applicable federal, state, or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Common Stock may then be listed. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance of any shares subject to the PSUs shall relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority shall not have been obtained. As a condition to the settlement of the PSUs, the Company may require you to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation, and to make any representation or warranty with respect thereto as may be requested by the Company.
12.Restrictive Covenants. As consideration of the grant of the PSUs, you hereby agree and acknowledge that the grant of the PSUs is conditioned upon your continued compliance with any and all confidentiality, non-compete and/or non-solicitation covenants and restrictions contained in any agreement between you and the Company, and if you breach any of such covenants or restrictions, upon written notice delivered to you: (i) the entirety of the Company’s obligations under this Agreement and the Plan shall terminate in their entirety, (ii) all PSUs that are not then vested and nonforfeitable will be forfeited to the Company immediately and automatically, and (iii) you shall have no further rights or privileges under this Agreement or the Plan
13.Notices. All notices and other communications made or given pursuant to this Agreement shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company, or in the case of notices delivered to the Company by you, addressed to the Administrator, care of the Company for the attention of its Secretary at its principal executive office or, in either case, if the receiving party consents in advance, transmitted and received via telecopy or via such other electronic transmission mechanism as may be available to the parties. Notwithstanding the foregoing, the Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this award of PSUs by electronic means or to request your consent to participate in the Plan or accept this award of PSUs by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
14.Entire Agreement. This Agreement, together with the relevant Notice and the Plan, contain the entire agreement between the parties with respect to the PSUs granted hereunder. Any oral or written agreements, representations, warranties, written inducements, or other communications made prior to the execution of this Agreement with respect to the PSUs granted hereunder shall be void and ineffective for all purposes.
15.Amendment. This Agreement may be amended from time to time by the Administrator in its discretion; provided, however, that this Agreement may not be modified in a manner that would have a materially adverse effect on the PSUs as determined in the discretion of the Administrator, except as provided in the Plan or in a written document signed by each of the parties hereto.
16. 409A Savings Clause. This Agreement and the PSUs granted hereunder are intended to be exempt from or comply with the requirements of Section 409A of the Code and the regulations and IRS guidance promulgated thereunder (“Section 409A”). In administering this Agreement, the Company shall interpret this Agreement in a manner consistent with Section 409A. Notwithstanding anything to the contrary in this Agreement, no payment that constitutes nonqualified deferred compensation within the meaning of Section 409A and that becomes payable to you due to your termination of Service with the Company will be made to you unless and until your termination of Service constitutes a “separation from service” under Section 409A. To the extent necessary to comply with the restriction in Section 409A(a)(2)(B)(i) of the Code concerning payments to “specified employees” (as defined in Section 409A), any payment on account of your separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)), that would otherwise be due on the date of the separation from service or within the first six (6) months thereafter will not be made on the originally scheduled date(s) and will instead be issued in a lump sum on the date that is six (6) months and one day after the date of the separation from service, but if and only if such delay in the issuance of the shares is necessary to avoid the imposition of additional taxation on you under Section 409A of the Code. Each payment under this Agreement will be treated as a “separate payment” for purposes of Section 409A and Treasury Regulation Section 1.409A-2(b)(2).
17.No Obligation to Minimize Taxes. The Company has no duty or obligation to minimize the tax consequences to you of this award of PSUs and shall not be liable to you for any adverse tax consequences to you arising in connection with this award. You are hereby advised to consult with your own personal tax, financial and/or legal advisors regarding the tax consequences of this award and by signing the Notice, you have agreed that you have done so or knowingly and voluntarily declined to do so.
18.Conformity with Plan. This Agreement is subject to all applicable provisions of, the Plan. Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. In the event of any ambiguity in this Agreement or any matters as to which this Agreement is silent, the Plan shall govern. A copy of the Plan is available upon request to the Administrator.
19.No Funding. This Agreement constitutes an unfunded and unsecured promise by the Company to issue shares of Common Stock in the future in accordance with its terms. You have the status of a general unsecured creditor of the Company as a result of receiving the grant of PSUs.
20.Effect on Other Employee Benefit Plans. The value of the PSUs subject to this Agreement shall not be included as compensation, earnings, salaries, or other similar terms used when calculating your benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

21.Governing Law. The validity, construction and effect of this Agreement, and of any determinations or decisions made by the Administrator relating to this Agreement, and the rights of any and all persons having or claiming to have any interest under this Agreement, shall be determined exclusively in accordance with the laws of the State of Minnesota, without regard to its conflicts of laws principles. As a condition of this Agreement, you agree that you will not bring any action arising under, as a result of, pursuant to or relating to, this Agreement in any court other than a federal or state court in Hillsborough County, Florida. You further agree that you will not deny or attempt to defeat such personal jurisdiction or object to venue by motion or other request for leave from any such court.
22.Resolution of Disputes. Any dispute or disagreement which shall arise under, or as a result of, or pursuant to or relating to, this Agreement shall be determined by the Administrator in good faith in its absolute and uncontrolled discretion, and any such determination or any other determination by the Administrator under or pursuant to this Agreement and any interpretation by the Administrator of the terms of this Agreement, will be final, binding and conclusive on all persons affected thereby. You agree that before you may bring any legal action arising under, as a result of, pursuant to or relating to, this Agreement you will first exhaust your administrative remedies before the Administrator. You further agree that in the event that the Administrator does not resolve any dispute or disagreement arising under, as a result of, pursuant to or relating to, this Agreement to your satisfaction, no legal action may be commenced or maintained relating to this Agreement more than twenty-four (24) months after the Administrator’s decision.
23.Headings. The headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
24.Electronic Delivery of Documents. By your signing the Notice, you (i) consent to the electronic delivery of this Agreement, all information with respect to the Plan and the PSUs, and any reports of the Company provided generally to the Company’s stockholders; (ii) acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost to you by contacting the Company by telephone or in writing; (iii) further acknowledge that you may revoke your consent to the electronic delivery of documents at any time by notifying the Company of such revoked consent by telephone, postal service or electronic mail; and (iv) further acknowledge that you understand that you are not required to consent to electronic delivery of documents.
25.No Future Entitlement. By your signing the Notice, you acknowledge and agree that: (i) the grant of a restricted stock unit award is a one-time benefit which does not create any contractual or other right to receive future grants of restricted stock units, or compensation in lieu of restricted stock units, even if restricted stock units have been granted repeatedly in the past; (ii) all determinations with respect to any such future grants and the terms thereof will be at the sole discretion of the Administrator; (iii) the value of the restricted stock units is an extraordinary item of compensation which is outside the scope of your employment contract, if any; (iv) the value of the restricted stock units is not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any termination, severance, resignation, redundancy, end of service payments or similar payments, or bonuses, long-service awards, pension or retirement benefits; (v) the vesting of the restricted stock units ceases upon termination of Service with the Company or transfer of employment from the Company, or other cessation of eligibility for any reason, except as may otherwise be explicitly provided in this Agreement; (vi) the Company does not guarantee any future value of the restricted stock units; and (vii) no claim or entitlement to compensation or damages arises if the restricted stock units decrease or do not increase in value and you irrevocably release the Company from any such claim that does arise.
26.Personal Data. For purposes of the implementation, administration and management of the restricted stock units or the effectuation of any acquisition, equity or debt financing, joint venture, merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or other similar corporate transaction involving the Company (a “Corporate Transaction”), you consent, by execution of the Notice, to the collection, receipt, use, retention and transfer, in electronic or other form, of your personal data by and among the Company and its third party vendors or any potential party to a potential Corporate Transaction. You understand that personal data (including but not limited to, name, home address, telephone number, employee number, employment status, social security number, tax identification number, date of birth, nationality, job and payroll location, data for tax withholding purposes and shares awarded, cancelled, vested and unvested) may be transferred to third parties assisting in the implementation, administration and management of the restricted stock units or the effectuation of a Corporate Transaction and you expressly authorize such transfer as well as the retention, use, and the subsequent transfer of the data by the recipient(s). You understand that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that data will be held only as long as is necessary to implement, administer and manage the restricted stock units or effect a Corporate Transaction. You understand that you may, at any time, request a list with the names and addresses of any potential recipients of the personal data, view data, request additional information about the storage and processing of data, require any necessary amendments to data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Company’s Secretary. You understand, however, that refusing or withdrawing your consent may affect your ability to accept a restricted stock unit award.
{Glossary begins on next page}

GLOSSARY
(a)“Administrator” means the Compensation Committee of the Board of Directors of Axogen, Inc. or such committee or committees appointed by the Board of Directors of Axogen Inc. to administer the Plan.
(b)“Affiliate” means any entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with Axogen, Inc. (including but not limited to joint ventures, limited liability companies, and partnerships). For this purpose, “control” means ownership of fifty percent (50%) or more of the total combined voting power or value of all classes of stock or interests of the entity.
(c)“Agreement” means this document, as amended from time to time, together with the Notice and the Plan which are incorporated herein by reference.
(d)“Cause” has the meaning ascribed to such term or words of similar import in your written employment or service contract with the Company as in effect at the time at issue and, in the absence of such agreement or definition, means your (i) conviction of, or plea of nolo contendere to, a felony or crime involving moral turpitude; (ii) fraud on or misappropriation of any funds or property of the Company, any affiliate, customer or vendor; (iii) personal dishonesty, incompetence, willful misconduct, willful violation of any law, rule or regulation (other than minor traffic violations or similar offenses) or breach of fiduciary duty which involves personal profit; (iv) willful misconduct in connection with your duties or willful failure to perform your responsibilities in the best interests of the Company; (v) illegal use or distribution of drugs; (vi) violation of any Company rule, regulation, procedure or policy; or (vii) breach of any provision of any employment, non-disclosure, non-competition, non-solicitation or other similar agreement executed by you for the benefit of the Company, all as determined by the Administrator, which determination will be conclusive.
(e)“Change in Control” has the meaning set forth in the Plan.
(f)“Code” means the Internal Revenue Code of 1986, as amended, and the Treasury regulations and other guidance promulgated thereunder.
(g)“Common Stock” means the common stock, US$.01 par value per share, of Axogen, Inc.
(h)“Company” means Axogen, Inc. and its Affiliates, except where the context otherwise requires. For purposes of determining whether a Change in Control has occurred, Company shall mean only Axogen, Inc.
(i)“Fair Market Value” has the meaning set forth in the Plan.
(j)“Grant Date” means the effective date of a grant of PSUs made to you as set forth in the relevant Notice.
(k)“Notice” means the statement, letter or other written notification provided to you by the Company setting forth the terms of a grant of PSUs made to you.
(l)“Plan” means the Axogen Fourth Amended and Restated 2019 Long-Term Incentive Plan, as amended from time to time.
(m)“Qualified Retirement” means the termination of your Service prior to a Change in Control after attainment of age sixty (60) with at least ten (10) years of continuous Service, provided that:

(i) as a Vice-President or above, if you elect to terminate your Service, you have provided the Company with at least six (6) or twelve (12) months1 advance notice of your retirement date or such other term of advance notice as is determined by the Chief Human Resources Officer of the Company; (ii) as a Vice-President or above, if the Company elected to terminate your Service, such termination is without Cause and (iii) during the three (3) years prior to the year in which such termination of Service occurs, you have maintained consistent historical performance reviews.
(n)“PSU” means the Company’s commitment to issue one share of Common Stock at a future date, subject to the terms of the Agreement and the Plan.
(o)“Service” means your employment, service as a non-executive director, or other service relationship with the Company and its Affiliates. Your Service will be considered to have ceased with the Company and its Affiliates if, immediately after a sale, merger, or other corporate transaction, the trade, business, or entity with which you are employed or otherwise have a service relationship is not Axogen, Inc., or its successor or an Affiliate of Axogen, Inc. or its successor.
(p)“you” or “your” means the recipient of the PSUs as reflected on the applicable Notice. Whenever the word “you” or “your” is used in any provision of this Agreement under circumstances where the provision should logically be construed, as determined by the Administrator, to apply to the estate, personal representative, or beneficiary to whom the PSUs may be transferred by will or by the laws of descent and distribution, the words “you” and “your” shall be deemed to include such person.
{End of Agreement}

1 Notice period to be 12 months for CEO, CFO and other officer with Chief’s in their titles and 6 months for other VPs , eligible for post-retirement vesting.

Exhibit A

Terms of Performance-Based Restricted Stock Units
Performance Vesting

Performance Period and Definitions

“Performance Period” shall mean the three calendar year period beginning January 1, 2026 and ending December 31, 2028.

"CAGR" shall mean the compound annual growth rate of revenue over the Performance Period.

“Total Shareholder Return” or “TSR" shall mean the total shareholder return, calculated as the percentage change in the Company's stock price over the Performance Period, plus the value of dividends reinvested during the Performance Period, expressed as a percentage of the initial stock price. Specifically, TSR for the Company shall be calculated as follows: [(Ending Stock Price - Beginning Stock Price) + Dividends Per Share Reinvested] / Beginning Stock Price.
•"Beginning Stock Price" shall mean the 20-trading day average of the closing price of the Common Stock prior to the first day of the Performance Period.
•"Ending Stock Price" shall mean the 20-trading day average of the closing price of the Common Stock prior to the last day of the Performance Period.
•"Dividends Per Share Reinvested" shall represent the total value of all dividends paid per share of Common Stock during the Performance Period, assuming that all dividends are reinvested into additional shares of Common Stock at the respective ex-dividend dates. Dividend reinvestment shall be calculated using the closing price of the Common Stock on the dividend reinvestment date.
"Relative TSR" shall mean the Company's TSR relative to the TSR of the Index Companies expressed as a percentile rank.
•“Index Companies” shall mean the companies comprising the Russell 2000 Medical Equipment and Services Index on the first day of the Performance Period, as may be modified as described under “Adjustments” below.
•The TSR for each of the Index Companies shall be calculated using the same 20-trading day average methodology as the Company TSR, where the value of dividends and other distributions that have an ex-dividend date during such 20-trading day period shall be included by treating them as reinvested in additional shares of the applicable Index Company’s common stock on the ex-dividend date.
•The percentile rank will be determined, by the discrete percentile rank methodology whereby the TSR for the Company and each of the Index Companies will be ranked from highest to lowest, with the company having the highest TSR being assigned the 100th percentile rank.

“Performance Goals” shall mean the CAGR Performance Goals and the TSR Performance Goals defined in the tables below.

Calculation of Actual PSU Vesting

If you remain in continuous Service through the end of the Performance Period or if your Service terminates by reason of a Qualified Retirement, the actual number of PSUs that vest with respect to the Performance Period will be calculated on the Certification Date and will equal:

(x)    the Target Number of PSUs; multiplied by

(y)     Payout Factor; multiplied by

(z)    The TSR Modifier

rounded down to the nearest whole PSU. Final payout shall be capped at 200%

Calculation of the Payout Factor

The Payout Factor shall be determined based on achievement of the CAGR Performance Goal for the Company’s revenue as set forth in the following table:

CAGR Performance Goal (Revenue)	Payout Factor
[***]	200%	Max
[***]	150%	Stretch
[***]	100%	Target
[***]	50%	Threshold
[***]	0

For a CAGR between the specified percentages, linear interpolation shall apply to calculate the Payout Factor. The Payout Factor is zero (0) if CAGR is [***]

Calculation of TSR Modifier

The TSR Modifier shall be determined based on achievement of the Relative TSR Performance Goal as set forth in the following table:

Relative TSR Performance Goal	TSR Modifier
[***]	1.25
[***]	1.0
[***]	0.75
For performance between the specified percentiles, linear interpolation shall apply.
Occurrence of a Change in Control
In the event of a Change in Control during the Performance Period, the PSUs shall immediately vest and be calculated using the Payout Factor corresponding to a [***] CAGR and a TSR Modifier of 1.0.

Notwithstanding the foregoing, the Administrator (as constituted immediately prior to the applicable Change in Control), shall retain the discretionary authority, exercisable at any time on or before the Change in Control, to increase the Payout Factor up to 200%, based on the Administrator’s assessment of the Company’s performance and the circumstances surrounding the Change in Control. Additionally, the Administrator (as constituted immediately prior to the applicable Change in Control), shall retain the discretionary authority, exercisable at any time on or before the Change in Control, to increase the TSR Modifier up to 1.25.
Adjustments
In the event of an acquisition, divestiture or other business combination during the Performance Period that materially affects the Company’s revenue, the Administrator may adjust the calculation of revenue or the applicable CAGR Performance Goals, including by including or excluding revenue attributable to such transaction, in its sole discretion, as the Administrator determines appropriate to maintain the intended economics of the PSUs.

For purposes of calculating Relative TSR, if, during the Performance Period, one or more Index Companies merge, consolidate, file for bankruptcy, delist, engage in a spinoff, split-up, combination, sale of a substantial portion of its assets, separation, reorganization, change in corporate structure or other similar corporate transaction that in any case results in a substantial change in the business or revenue mix of the Index Company, then the Administrator shall remove such institution as an Index Company and/or make such other equitable adjustments, such as adding an acquirer or a new company to the Index Companies, as the Administrator deems appropriate, with any such changes having effect for purposes of all calculations as the Administrator determines necessary or appropriate to maintain the intended economics of the PSUs.

Adjustments will be made in the sole discretion of the Administrator in a manner to appropriately reflect the impact of such items. Where applicable, adjustments will be applied formulaically consistent with principles historically applied and in a manner that will not trigger a modification or new measurement date with respect to any PSUs under GAAP and shall include adjustment for any recapitalization, split-up, spinoff, reorganization, restructuring or other similar corporate transaction.

The Administrator will have sole, absolute, and exclusive authority and discretion to make all determinations and resolve all ambiguities, questions and disputes relating to calculations and the level of achievement and vesting of the PSUs.